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                                                                EXHIBIT 5

                             IBM CREDIT CORPORATION
           Office of the Vice President, General Counsel and Secretary
                               North Castle Drive
                             Armonk, New York 10504




                                                   September 7, 1999

Dear Ladies and Gentlemen:

    As the Vice President, General Counsel and Secretary of IBM Credit Corporation, a Delaware corporation (hereinafter called the "Company"), I am giving this opinion in connection with the proposed issuance of up to $10,898,150,000 principal amount of debt securities (the "Debt Securities") of the Company to be issued under an Indenture dated as of January 15, 1989, as amended or supplemented from time to time (the "Indenture"), between the Company and The Chase Manhattan Bank, as Trustee (the "Trustee").

    I, together with competent securities counsel for the Company acting under my direct control and supervision, have examined originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments as I have deemed necessary for the purposes of this opinion, including: (a) the Certificate of Incorporation of the Company; (b) the By-laws of the Company; and (c) the Indenture.

Based upon the foregoing, I am of the following opinion:

    1. The Company has been duly incorporated and is a validly existing corporation under the laws of the State of Delaware.

    2. Assuming that the Indenture has been duly executed and delivered by the Company and the Trustee and that the Debt Securities have been duly authorized, executed and delivered on behalf of the Company in accordance with the Indenture, authenticated by the Trustee and sold by the Company, the Debt Securities will constitute valid and binding obligations of the Company and will be entitled to the benefits of the Indenture,



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subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws affecting creditors' rights generally from time to time in effect, and subject further to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

    I understand that I may be referred to as legal counsel who has passed upon the validity of the Debt Securities on behalf of the Company in a prospectus forming a part of the Registration Statement on Form S-3 relating to the Debt Securities filed with the Securities and Exchange Commission under the Securities Act of 1933, and I hereby consent to such use of my name in that Registration Statement and to the use of this opinion for filing with that Registration Statement in accordance with Item 601 of Regulation S-K.

                               Very truly yours,

                               /s/John J. Shay, Jr.

                               John J. Shay, Jr.
                               Vice President, General Counsel
                               and Secretary
JJS:ssm